Exhibit 99.1

Financial News Release

For Immediate Release

Contact Information:	Investor Inquiries	Media Inquiries
	Jeff Bouchard	Chris Bright
	Pixelworks, Inc.	Pixelworks, Inc.
	Tel: (503) 454-1771	Tel: (503) 454-1770
	E-mail: jeffb@pixelworks.com	E-mail: cbright@pixelworks.com
Web site: www.pixelworks.com

Pixelworks Announces Preliminary Financial

Results for the Third Quarter 2004

Tualatin, Ore., October 6, 2004 — Pixelworks, Inc. (NASDAQ:PXLW), a leading provider of system-on-chip ICs for the advanced display industry, today announced preliminary financial results for the third quarter ended September 30, 2004.

Revenue for the third quarter is expected to be approximately $43.5 to $44.0 million, a 22 to 24 percent year-over-year increase.  This compares to the previous outlook of $47 million to $50 million.  Earnings per share for the third quarter on a GAAP basis are expected to be 10 to 11 cents per share, still within the company’s previously outlooked range of 8 to 11 cents.  On a pro forma basis*, earnings per share are expected to be 11 to 12 cents, also within the company’s previous estimate of 9 to 12 cents.

The lower revenue estimate for the third quarter reflects lower than expected turns business, which are orders received within the quarter for shipment within the quarter.  In particular, preliminary estimates for shipments to LCD monitor manufacturers in the third quarter reflected a significantly greater than expected sequential decline with virtually no turns business in the quarter.  Advanced television business in the third quarter was also slower than expected, with revenue estimates reflecting a modest decline from the second quarter compared to the company’s previous expectations for 5 to 10 percent sequential growth.  Preliminary estimates for projector business in the third quarter indicate revenue was up slightly from the second quarter and was in line with the low end of the company’s previous expectations.

Due to weaker than expected orders in the third quarter, the book-to-bill ratio was below one, resulting in lower than expected backlog entering the fourth quarter.  “Although we saw a pick-up in September order rates after a particularly slow August, order rates at this time do not reflect the seasonal strength we were previously expecting, leading us to believe that fourth

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quarter revenue will be relatively flat with the third quarter,” said Allen Alley, President, CEO, and Chairman of Pixelworks.

Projected third quarter earnings remained within the company’s previous outlook range due to better than anticipated performance in several operational areas.  A favorable product mix is expected to result in gross profit margins in the third quarter of 49 to 51 percent on a GAAP basis, up from 48.2 percent in the second quarter and better than the previous outlook of 45 to 47 percent.  Combined R&D and SG&A expenses in the third quarter are expected to be $14.5 million to $15.0 million, which is slightly lower than previous expectations.  As a result of better than expected yields on invested cash, net interest income in the third quarter is expected to be approximately $600,000, compared with the previous outlook of $250,000.

The company is scheduled to release its third quarter 2004 financial results and its fourth quarter 2004 outlook on October 20, 2004 after market close and will hold a conference call shortly after the earnings release.

*Pro forma gross profit, income before income taxes, and net income, which differs from gross profit, income before income taxes, and net income in accordance with accounting principles generally accepted in the United States of America (GAAP), excludes merger-related and restructuring expenses, and non-cash expenses for amortization of purchased developed technology, and stock-based compensation and amortization of assembled workforce.  Pixelworks’ management believes the presentation of these non-GAAP financial measures provides useful information to investors regarding Pixelworks’ results of operations as these non-GAAP financial measures allow investors to better evaluate ongoing business performance. Pixelworks’ management also uses these non-GAAP financial measures internally to monitor performance of the business. Pixelworks, however, cautions investors to consider these non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

About Pixelworks, Inc.

Pixelworks, headquartered in Tualatin, Oregon, is a leading provider of system-on-chip ICs for the advanced display industry. Pixelworks’ solutions provide the intelligence for advanced televisions, multimedia projectors and flat panel monitors by processing and optimizing video and computer graphics signals to produce high quality images.  Many of the world’s leading manufacturers of consumer electronics and computer display products utilize our technology to enhance image quality and ease of use of their products.

For more information, please visit the company’s Web site at www.pixelworks.com.

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Pixelworks is a trademark of Pixelworks, Inc. All other trademarks and registration marks are the property of their respective owners.

Safe Harbor Statement

The statements by Allen Alley and the statements in the Preliminary Financial Results for Third Quarter 2004 above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the company’s business. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Actual results could vary materially from the description contained herein due to further standard financial review of preliminary third quarter results that are still in process and many factors including those described above and the following: business and economic conditions, changes in growth in the flat panel monitor, multimedia projector, and advanced television industries, changes in customer ordering patterns, competitive factors, such as rival chip architectures, pricing pressures, insufficient, excess or obsolete inventory and variations in inventory valuation, continued success in technological advances, shortages of manufacturing capacity from our third-party foundries, litigation involving antitrust and intellectual property, the non-acceptance of the combined technologies by leading manufacturers, and other risk factors listed from time to time in the company’s Securities and Exchange Commission filings.  The forward-looking statements contained in this press release speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. If the company does update one or more forward-looking statements, investors and others should not conclude that the company will make additional updates with respect thereto or with respect to other forward-looking statements.